Exhibit 10.16

WITHOUT “CAUSE” TERMINATION SEVERANCE AGREEMENT

This Without Cause Termination Severance Agreement (“Agreement”) is entered into by and between CSW Industrials, Inc. (“CSWI”) and                     (“Executive”) effective as of the date set forth below.

WHEREAS, on or about                     , CSWI extended an offer of employment to Executive as its                     , which Executive accepted (the “Offer”);

WHEREAS, Executive’s employment with CSWI is at-will, meaning that either Executive or CSWI may terminate Executive’s employment with CSWI at any time and for any reason, with or without cause and with or without notice; and

WHEREAS, the Offer dictates that CSWI provide Executive a written severance agreement that will provide for severance equal to one year’s salary in the event that Executive is terminated without cause (as defined in this Agreement) before the second anniversary of his employment;

NOW, THEREFORE, CSWI and Executive agree as follows:

1.	If CSWI terminates Executive’s employment without “cause” before the second anniversary of his employment (which for purposes of this Agreement, is ), Executive shall be eligible to receive the following payments and benefits:

a.	Company shall pay to the Executive all accrued obligations in a lump sum in cash within thirty (30) days after the date of termination. Accrued obligations shall mean, as of the date of termination, the sum of (i) Executive’s base salary through the date of termination to the extent not previously paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by Executive as of the date of termination in accordance with such compensation plans and to the extent not previously paid, and (iii) any expense reimbursements and other cash entitlements accrued by Executive as of the date of termination to the extent not previously paid (provided that such expenses and required substantiation and documentation are submitted within ninety (90) days of termination and that such expenses are reimbursable under CSWI policy). For the avoidance of doubt, salary, any bonus, other employee benefits (except for COBRA Coverage) and other perquisites shall cease to accrue as of the date of termination;

b.	CSWI shall pay Executive a lump sum payment equal to one (1) year of his then current annual base salary or such higher base salary that was in effect during the 12 months prior to termination (“Severance Payment”). “Annual base salary” includes base pay only and does not include bonuses, incentives, perquisites, or any other form of compensation.

c.

The Severance Payment will be made within sixty (60) days of Executive’s termination date. The Severance Payment is contingent upon Executive’s execution (and non-revocation) of a separation agreement in a form reasonably requested by CSWI that (i) releases CSWI (including its owners, officers, directors, employees, subsidiaries, affiliates and insurers) from any claims, known or unknown, that Executive may have against it, (ii) obligates Executive to maintain the confidentiality of its non-public and confidential information, (iii) obligates Executive not to disparage it; and (iv) obligates Executive to be available on reasonable notice to cooperate with any legal matters, not adverse to Executive or Executive’s interests, relating to work performed by Executive during Executive’s employment.

2.	For purposes of this Agreement, “Cause” shall mean (i) the Executive’s violation of any of CSWI’s material policies or procedures that occurs or continues beyond 30 days after written notice thereof to the Executive; (ii) a breach of Executive’s fiduciary duties of care or loyalty to CSWI; (iii) failure to follow the lawful instructions of Executive’s superior(s) and/or his/their designee(s); (iv) arrest, conviction or entering of a plea of nolo contendere (no contest) of a felony or any crime involving financial impropriety or moral turpitude; (v) fraud, embezzlement or other non-de minimis misappropriation of funds or property of CSWI; (vi) disclosure of CSWI’s confidential or proprietary information other than in the proper course of Executive’s duties that results in harm to CSWI; (vii) Executive’s death or disability (as defined in the Company’s long term disability insurance policy); (viii) Executives repeated failure to perform his work responsibilities that are demonstrably willful and deliberate; or (ix) conduct that CSWI in its reasonable judgment determines is materially injurious to the reputation and/or operations of CSWI, or that has a material adverse effect on any of the assets, liabilities, business, reputation or prospects of CSWI.

3.	This Agreement sets forth the entire agreement of the parties with respect to the payment of severance to Executive and supersedes any prior agreements or discussions pertaining to same. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas. The parties agree that the sole, mandatory and exclusive venue for any disputes between them, of any kind, shall be in the federal or state courts located in Dallas, County Texas. The parties further agree that any disputes between them shall be tried to a judge and the parties hereby waive to a trial by jury.

IN WITNESS WHEREOF, on this             day of                     , the parties hereto have executed this Agreement.

CSW Industrials, Inc.	EXECUTIVE:

By:
Joseph B. Armes
Chairman & Chief Executive Officer

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